Exhibit 99.1
Magnolia Oil & Gas Corporation Announces 2025 Fourth Quarter and Year End Results

HOUSTON, TX, February 5, 2026 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the fourth quarter and full year 2025.

Fourth Quarter 2025 Summary Financial Results:

(In millions, except per share data)	For the Quarter Ended December 31, 2025	For the Quarter Ended December 31, 2024	Percentage increase (decrease)
Net income	$71.4	$88.7	(20)%
Adjusted net income (1)	71.4	95.4	(25)%
Earnings per share - diluted	0.37	0.44	(16)%
Adjusted EBITDAX (1)	215.7	235.8	(9)%
Capital expenditures - D&C	116.5	131.6	(11)%
Average daily production (Mboe/d)	103.8	93.1	11%
Cash balance as of period end	$266.8	$260.0	3%
Diluted weighted average total shares outstanding (2)	188.0	196.2	(4)%

Full Year 2025 Summary Financial Results:

(In millions, except per share data)	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024	Percentage increase (decrease)
Net income	$337.3	$397.3	(15)%
Adjusted net income (1)	335.7	400.9	(16)%
Earnings per share - diluted	1.73	1.94	(11)%
Adjusted EBITDAX (1)	906.1	953.3	(5)%
Capital expenditures - D&C	460.7	477.0	(3)%
Average daily production (Mboe/d)	99.8	89.7	11%
Cash balance as of period end	$266.8	$260.0	3%
Diluted weighted average total shares outstanding (2)	191.1	200.0	(4)%

Fourth Quarter and Full Year 2025 Highlights:

•Fourth quarter and full year 2025 total net income was $71.4 million and $337.3 million, respectively, and total adjusted net income(1) was $71.4 million and $335.7 million, respectively, and providing full year operating income margins of 33%. The diluted weighted average shares outstanding(2) for the fourth quarter and full year 2025 was 188.0 million and 191.1 million, respectively, representing a year-over-year decline of 4% for both periods.

•Adjusted EBITDAX(1) was $215.7 million during the fourth quarter of 2025, with drilling and completions (“D&C”) capital of $116.5 million. Adjusted EBITDAX for the full year 2025 was $906.1 million with total D&C capital of $460.7 million, representing a reinvestment rate of 51% of adjusted EBITDAX.

•Net cash provided by operating activities was $208.4 million during the fourth quarter of 2025 and $878.6 million during full year 2025. The Company generated free cash flow(1) of $74.7 million during the fourth quarter of 2025 and $426.6 million during full year 2025.

•Total production in the fourth quarter of 2025 grew 11% from fourth quarter 2024 levels to 103.8 thousand barrels of oil equivalent per day (“Mboe/d”), exceeding our earlier guidance and establishing a new quarterly record. Full year 2025 production volumes averaged 99.8 Mboe/d representing year-over-year volume growth of 11% and full year production per share growth of 16%. Fourth quarter oil production grew to 40.7 thousand barrels of oil per day (“Mbbls/d”), also a quarterly record for Magnolia, leading to full year 2025 oil production of 39.8 Mbbls/d and year-over-year oil growth of approximately 4%.

•Total fourth quarter 2025 production at Giddings was 83.6 Mboe/d climbing by 16% compared to the prior year period, and inclusive of oil production growth of 10%. Giddings volumes were broadly supported by strong well performance throughout the field and part of which originated from newly delineated areas.

•Magnolia added 49.8 million barrels of oil equivalent (“MMboe”) of proved developed reserves in 2025, representing additions from the Company’s drilling program, and which excluded reserves related to acquisitions and price-related revisions. These organic proved developed reserve additions provide a reserve replacement ratio of 137% of our 2025 production and leading to organic proved developed Finding and Development (“F&D”) costs of $9.25 per barrel of oil equivalent for 2025.

•Magnolia purchased 2.4 million Class A Common shares during the fourth quarter for $53.4 million, representing approximately 1.3% of our outstanding shares. Total share repurchases during 2025 amounted to 8.9 million Class A Common shares, leading to a 4.4% reduction in the Company’s diluted weighted average total shares outstanding(2) compared to the prior year. Magnolia’s Board of Directors has increased the existing share repurchase authorization by an additional 10 million shares, bringing the total remaining authorization to 12.9 million Class A Common shares, which are specifically designated toward open market share repurchases.

•As previously announced, the Board of Directors declared a cash dividend of $0.165 per share of Class A common stock, and a cash distribution of $0.165 per Class B unit, payable on March 2, 2026, to shareholders of record as of February 10, 2026. This quarterly dividend payment represents a 10% increase compared to the previous rate, and providing an annualized dividend rate of $0.66 per share. This is the fifth consecutive year that Magnolia has raised its dividend rate after first initiating a dividend payment in 2021. Delivering a safe, sustainable, and growing dividend is an important element of Magnolia’s investment proposition.

•Magnolia returned 110%(3) and 75%(4) of the free cash flow generated during the fourth quarter and full year 2025, respectively, to the Company’s shareholders through a combination of share repurchases and dividends. In addition to the significant return of cash to shareholders, Magnolia completed several small bolt-on oil and gas property acquisitions during 2025 totaling $66.6 million. We started 2025 with $260.0 million of cash on our balance sheet and ended the year with $266.8 million of cash and an undrawn $450 million revolving credit facility.

“Magnolia delivered another year of exceptional and consistent performance in 2025, marked by the steady execution of our capital-efficient business model and our high quality assets,” said Chairman, President, and CEO Chris Stavros. “I am especially proud of the unwavering dedication and focus shown by both our operating teams in the field and our Houston staff. Their continued hard work and perseverance is a significant factor behind Magnolia’s success.

“We continually remind the financial community that Magnolia’s primary goals and objectives are to be the most efficient operator of our best-in-class oil and gas assets, to generate the highest returns on those assets, and while employing the least amount of capital for drilling and completing wells, no matter the product prices. Last year was another example of our successful delivery on these goals. We returned 75 percent of the free cash flow generated during 2025 to our shareholders through our secure and growing cash dividend and our ongoing share repurchase program. And, we continued to enhance and expand our asset base through opportunistic bolt-on acquisitions stemming from our accumulated subsurface knowledge and experience, near areas where we operate and understand well.

“We achieved double-digit production growth with less capital than originally planned, completed approximately $67 million of bolt-on acquisitions furthering our resource opportunity set, repurchased 4 percent of our outstanding shares, and recently announced a 10 percent increase in our dividend — our fifth consecutive annual increase. Magnolia ended 2025 on a strong note, with record quarterly oil and gas volumes, resulting in 11 percent year-over-year production growth. Notably, this was all accomplished organically, as our cash on the balance sheet increased during the year, while generating a sector leading return on capital employed of 18 percent during 2025.

“As we enter 2026, Magnolia is well-positioned and consistently guided by the principles of our business model. Our high-quality assets and strategy of continued capital spending discipline, proactive cost management and pursuit of further operational efficiencies should serve us well during periods of product price volatility. Our consistent policy of low leverage and lack of commodity hedges is central to our strategy, providing us with downside protection while allowing for upside to product prices and the ability to generate value through commodity cycles.”

Operational Update

Fourth quarter and full-year 2025 total company production averaged 103.8 and 99.8 Mboe/d, representing a 11 percent year over year increase for both periods. Giddings production represented 79 percent of total company volumes during 2025. Fourth quarter and full-year 2025 production from Giddings both increased by 16 percent, compared to the prior year periods with Giddings oil production growing by 10 percent compared to fourth quarter 2024. Last year’s production volume growth benefited from continued strong well performance throughout Magnolia’s assets with exceptional well results in Giddings, part of which originated from a new development area.

Magnolia’s fourth quarter and full year 2025 capital spending on drilling, completions and associated facilities was $116.5 million and $460.7 million, respectively. Magnolia delivered a more capital efficient program during 2025, with our drilling and completions team continuing to generate productivity gains in 2025 which included an 8 percent year-over-year improvement in drilling feet per day and a 6 percent increase in completed feet per day in Giddings. The Company also spent less capital during 2025 because of stronger than expected well performance allowing us to defer several completions into 2026. Additionally, lease operating expenses declined by 7 percent to $5.12 per boe during the full year 2025 compared to 2024 levels as the Company continues to drive down operating costs in the field and across our assets.

Magnolia plans to operate two drilling rigs and one completion crew during 2026 and expects to maintain this level of activity throughout year. While this year’s activity is expected to have similar characteristics to the 2025 operating plan, lower anticipated overall well costs combined with improved operating efficiencies is expected to allow for more wells to be drilled, completed and turned in line lending support to Magnolia’s overall high-margin growth. The Company’s current development program utilizing two operated rigs and one completion crew has been consistently in place for the last five years, driving total Company production growth by greater than 50 percent and more than doubling our production volumes in Giddings.

Approximately 75 to 80 percent of our 2026 activity is expected to consist of multi-well development pads in the Giddings area with the remainder focused on the Karnes area. The development program at Giddings consists of drilling multi-well pads throughout our core 240,000 net acre development area. This creates a balanced and efficient program providing more consistent year-over-year results. Magnolia plans to continue to allocate a modest amount of capital toward appraisal activities throughout our large acreage footprint in south Texas designed to further enhance our resource opportunity set and to further de-risk our sizable acreage position particularly in Giddings.

2025 Oil and Gas Reserves

Magnolia’s total 2025 proved reserves increased 10 percent to 210.2 MMboe from 191.7 MMboe at year end 2024 replacing 151 percent(5) of our 2025 production. Magnolia books only one year of proved undeveloped reserves and as a result 79 percent of its 2025 proved reserves were developed. The proved undeveloped reserves represent what we plan to convert to the proved developed category during 2026 as part of our capital and activity program.

Magnolia’s total proved developed reserves at year end 2025 were 166.6 MMboe. Excluding acquisitions, sales, and price-related revisions, the Company added 49.8 MMboe of proved developed reserves during the year. Total costs incurred excluding property acquisition costs, exploration expenses and asset retirement obligations were $460.7 million in 2025 resulting in organic proved developed F&D costs of $9.25 per boe. During the three-year period from 2023 to 2025, Magnolia’s organic proved developed F&D costs averaged $9.85 per boe.

Additional Guidance

Magnolia currently estimates its total 2026 D&C capital spending to be in the range of $440 to $480 million and that is comparable to last year, which includes an estimate of non-operated capital that is similar to 2025. The Company currently expects this year’s capital spending program and activity to deliver full-year total production growth of approximately 5 percent for 2026. First quarter 2026 D&C capital spending is estimated at approximately $125 million and is expected to be the highest quarterly rate of spending for the year. Total production for the first quarter is estimated to be approximately 102 Mboe/d which includes approximately 1.5 Mboe/d of downtime impact resulting from the recent winter storm, all of which has been fully restored.

Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the first quarter of 2026 is expected to be approximately 187 million shares, which is 4 percent reduction from first quarter 2025 levels.

Annual Report on Form 10-K

Magnolia's financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2025, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on February 12, 2026.

(1) Adjusted net income, adjusted EBITDAX, free cash flow, return on capital employed are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Fourth quarter 2025 return to shareholders includes $53.4 million of share repurchases, $27.8 million of dividends to Class A shareholders, and $0.8 million of distributions to Class B shareholders, divided by the quarterly free cash flow (reconciled on page 14).
(4) Full year 2025 return to shareholders includes $205.5 million of share repurchases, $113.1 million of dividends to Class A shareholders, and $3.3 million of distributions to Class B shareholders, divided by the annual free cash flow (reconciled on page 14).
(5) Calculated as the sum of the 2025 change in total proved reserves of 18.5 MMboe and 2025 production of 36.4 MMboe divided by 2025 production.

Conference Call and Webcast

Magnolia will host an investor conference call on Friday, February 6, 2026 at 10:00 am Central (11:00 am Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the market prices of oil, natural gas, NGLs, and other products or services; (ii) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (iii) the outcome of any legal proceedings that may be instituted against Magnolia; (iv) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (v) legislative, regulatory, or policy changes, including those following the change in presidential administrations; (vi) geopolitical and business conditions in key regions of the world; (vii) cybersecurity threats, including increased use of artificial intelligence technologies; and (viii) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is expected to be filed with the SEC on February 12, 2026. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors
Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Media
Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation

Operating Highlights

	For the Quarters Ended		For the Years Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Production:
Oil (MBbls)	3,747	3,572	14,531	14,019
Natural gas (MMcf)	18,089	15,371	68,917	58,746
Natural gas liquids (MBbls)	2,788	2,431	10,407	9,024
Total (Mboe)	9,550	8,565	36,424	32,834

Average daily production:
Oil (Bbls/d)	40,730	38,821	39,810	38,302
Natural gas (Mcf/d)	196,618	167,079	188,814	160,508
Natural gas liquids (Bbls/d)	30,299	26,428	28,513	24,655
Total (boe/d)	103,799	93,096	99,793	89,709

Revenues (in thousands):
Oil revenues	$215,618	$246,480	$918,027	$1,046,675
Natural gas revenues	52,865	28,406	190,252	90,277
Natural gas liquids revenues	49,144	51,723	203,566	178,934
Total revenues	$317,627	$326,609	$1,311,845	$1,315,886

Average sales price:
Oil (per Bbl)	$57.54	$69.01	$63.18	$74.66
Natural gas (per Mcf)	2.92	1.85	2.76	1.54
Natural gas liquids (per Bbl)	17.63	21.27	19.56	19.83
Total (per boe)	$33.26	$38.13	$36.01	$40.08

NYMEX WTI (per Bbl)	$59.13	$70.28	$64.77	$75.72
NYMEX Henry Hub (per MMBtu)	$3.55	$2.80	$3.43	$2.27
Realization to benchmark:
Oil (% of WTI)	97%	98%	98%	99%
Natural gas (% of Henry Hub)	82%	66%	80%	68%

Operating expenses (in thousands):
Lease operating expenses	$47,341	$45,936	$186,559	$180,881
Gathering, transportation, and processing	17,910	12,164	67,096	39,832
Taxes other than income	17,161	15,852	76,452	71,862
Depreciation, depletion and amortization	114,205	105,332	437,757	414,487

Operating costs per boe:
Lease operating expenses	$4.96	$5.36	$5.12	$5.51
Gathering, transportation, and processing	1.88	1.42	1.84	1.21
Taxes other than income	1.80	1.85	2.10	2.19
Depreciation, depletion and amortization	11.96	12.30	12.02	12.62

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Years Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
REVENUES
Oil revenues	$215,618	$246,480	$918,027	$1,046,675
Natural gas revenues	52,865	28,406	190,252	90,277
Natural gas liquids revenues	49,144	51,723	203,566	178,934
Total revenues	317,627	326,609	1,311,845	1,315,886
OPERATING EXPENSES
Lease operating expenses	47,341	45,936	186,559	180,881
Gathering, transportation and processing	17,910	12,164	67,096	39,832
Taxes other than income	17,161	15,852	76,452	71,862
Exploration expenses	120	456	962	1,374
Asset retirement obligations accretion	1,843	1,618	6,800	6,729
Depreciation, depletion and amortization	114,205	105,332	437,757	414,487
General and administrative expenses	24,966	21,184	97,038	88,733
Total operating costs and expenses	223,546	202,542	872,664	803,898

OPERATING INCOME	94,081	124,067	439,181	511,988

OTHER EXPENSE
Interest expense, net	(5,399)	(4,688)	(21,617)	(14,371)
Loss on extinguishment of debt	—	(8,796)	—	(8,796)
Other income (expense), net	(463)	304	(153)	4,322
Total other expense, net	(5,862)	(13,180)	(21,770)	(18,845)

INCOME BEFORE INCOME TAXES	88,219	110,887	417,411	493,143

INCOME TAX EXPENSE
Current income tax expense	(1,332)	3,865	(16,698)	25,541
Deferred income tax expense	18,180	18,314	96,830	70,272
Total income tax expense	16,848	22,179	80,132	95,813

NET INCOME	71,371	88,708	337,279	397,330
LESS: Net income attributable to noncontrolling interest	2,618	3,110	12,027	31,303
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$68,753	$85,598	$325,252	$366,027

NET INCOME PER SHARE OF CLASS A COMMON STOCK
Basic	$0.37	$0.44	$1.73	$1.94
Diluted	$0.37	$0.44	$1.73	$1.94
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	182,495	190,635	185,581	186,465
Diluted	182,507	190,647	185,593	186,492
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(1)	5,523	5,523	5,523	13,497
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Years Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$71,371	$88,708	$337,279	$397,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	114,205	105,332	437,757	414,487
Asset retirement obligations accretion	1,843	1,618	6,800	6,729
Amortization of deferred financing costs	550	1,154	2,169	4,459
Deferred income tax expense (benefit)	18,180	18,314	96,830	70,272
Gain on revaluation of contingent consideration	—	(504)	(4,511)	(4,312)
Stock based compensation	6,088	4,502	27,256	18,663
Loss on extinguishment of debt	—	8,796	—	8,796
Other	216	—	2,864	2,922
Net change in operating assets and liabilities	(4,059)	(5,293)	(27,805)	1,504
Net cash provided by operating activities	208,394	222,627	878,639	920,850

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(2,228)	(429)	(66,588)	(165,424)
Additions to oil and natural gas properties	(118,973)	(134,794)	(469,477)	(486,729)
Changes in working capital associated with additions to oil and natural gas properties	(18,805)	(2,840)	(10,368)	(2,385)
Other investing	(96)	(45)	5,686	(584)
Net cash used in investing activities	(140,102)	(138,108)	(540,747)	(655,122)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	400,000	—	400,000
Redemption of long-term debt	—	(404,000)	—	(404,000)
Class A Common Stock repurchases	(53,290)	(55,242)	(205,471)	(183,375)
Class B Common Stock purchases and cancellations	—	—	—	(89,670)
Dividends paid	(27,753)	(25,096)	(113,096)	(97,620)
Distributions to noncontrolling interest owners	(829)	(943)	(3,500)	(9,133)
Cash paid for debt issuance costs	—	(12,713)	—	(12,713)
Other financing activities	(120)	(2,615)	(9,089)	(10,289)
Net cash used in financing activities	(81,992)	(100,609)	(331,156)	(406,800)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(13,700)	(16,090)	6,736	(141,072)
Cash and cash equivalents – Beginning of period	280,485	276,139	260,049	401,121
Cash and cash equivalents – End of period	$266,785	$260,049	$266,785	$260,049

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$266,785	$260,049
Other current assets	175,650	150,775
Property, plant and equipment, net	2,424,152	2,306,034
Other assets	36,505	103,977
Total assets	$2,903,092	$2,820,835

Current liabilities	$288,030	$290,261
Long-term debt, net	393,251	392,513
Other long-term liabilities	222,638	170,735
Stockholders’ equity	1,939,958	1,913,579
Noncontrolling interest	59,215	53,747
Total liabilities and equity	$2,903,092	$2,820,835

Magnolia Oil & Gas Corporation
Costs Incurred, Proved Developed Reserves, Organic F&D Cost Per Boe, and Organic Reserve Replacement Ratio

The following tables summarize the Company's costs incurred in oil and gas property acquisition, exploration and development activities, reconciliation of changes in proved developed reserves, and calculation of organic proved developed F&D cost per boe and organic reserve replacement ratio for the years ended December 31, 2025, 2024, and 2023.

		For the Years Ended			Three Year Total
(In thousands)		December 31, 2025	December 31, 2024	December 31, 2023
Costs incurred:
Proved property acquisition costs		$47,122	$68,761	$326,150	$442,033
Unproved properties acquisition costs		28,880	101,791	68,177	198,848
Total acquisition costs		76,002	170,552	394,327	640,881
Exploration and development costs		480,757	490,564	471,238	1,442,559
Total costs incurred		556,759	661,116	865,565	2,083,440
Less: Total acquisition costs		(76,002)	(170,552)	(394,327)	(640,881)
Less: Asset retirement obligations		(10,519)	(2,461)	(41,177)	(54,157)
Less: Exploration expenses		(761)	(1,374)	(5,171)	(7,306)
Less: Leasehold acquisition costs		(8,810)	(9,729)	(3,267)	(21,806)
Drilling and completions capital	(A)	$460,667	$477,000	$421,623	$1,359,290

		For the Years Ended			Three Year Total
(In MMboe)		December 31, 2025	December 31, 2024	December 31, 2023
Proved developed reserves:
Beginning of period		149.3	135.2	125.6	125.6
End of period		166.6	149.3	135.2	166.6
Increase in proved developed reserves		17.3	14.1	9.6	41.0
Production	(B)	36.4	32.8	30.1	99.3
Increase in proved developed reserves plus production		53.7	46.9	39.7	140.3
Less: Purchases of reserves in place, net of sales		(2.1)	(4.1)	(10.9)	(17.1)
Increase in proved developed reserves, excluding acquisitions, net of sales		51.6	42.8	28.8	123.2
Plus (Less): Price-related revisions		(1.8)	1.5	15.1	14.8
Increase in proved developed reserves, excluding acquisitions, sales, and price-related revisions	(C)	49.8	44.3	43.9	138.0

		For the Years Ended			Three Year Average
		December 31, 2025	December 31, 2024	December 31, 2023
Organic proved developed F&D cost per boe	(A)/(C)	$9.25	$10.77	$9.60	$9.85
Organic reserve replacement ratio	(C)/(B)	137%	135%	146%	139%

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
NET INCOME	$71,371	$88,708	$337,279	$397,330
Interest expense, net	5,399	4,688	21,617	14,371
Income tax expense	16,848	22,179	80,132	95,813
EBIT	$93,618	$115,575	$439,028	$507,514
Depreciation, depletion and amortization	114,205	105,332	437,757	414,487
Asset retirement obligations accretion	1,843	1,618	6,800	6,729
EBITDA	$209,666	$222,525	$883,585	$928,730
Exploration expenses	120	456	962	1,374
EBITDAX	$209,786	$222,981	$884,547	$930,104
Gain on revaluation of contingent consideration	—	(504)	(4,511)	(4,312)
Loss on sale of assets	—	—	2,522	—
Loss on extinguishment of debt	—	8,796	—	8,796
Non-cash stock based compensation expense	5,889	4,502	23,550	18,663
Adjusted EBITDAX	$215,675	$235,775	$906,108	$953,251

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measure because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
NET INCOME	$71,371	$88,708	$337,279	$397,330
Adjustments:
Gain on revaluation of contingent consideration	—	(504)	(4,511)	(4,312)
Loss on sale of assets	—	—	2,522	—
Loss on extinguishment of debt	—	8,796	—	8,796
Change in estimated income tax (1)	—	(1,609)	382	(870)
ADJUSTED NET INCOME	$71,371	$95,391	$335,672	$400,944

Diluted weighted average shares of Class A Common Stock outstanding during the period	182,507	190,647	185,593	186,492
Weighted average shares of Class B Common Stock outstanding during the period (2)	5,523	5,523	5,523	13,497
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (2)	188,030	196,170	191,116	199,989
(1) Represents corporate income taxes at an assumed annual effective tax rate of 19.2% and 19.4% for the quarters and years ended December 31, 2025 and 2024, respectively.
(2) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and to operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less operating expenses per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended		For the Years Ended
(In $/boe)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue	$33.26	$38.13	$36.01	$40.08
Total cash operating costs:
Lease operating expenses (1)	(4.87)	(5.30)	(5.03)	(5.44)
Gathering, transportation and processing	(1.88)	(1.42)	(1.84)	(1.21)
Taxes other than income	(1.80)	(1.85)	(2.10)	(2.19)
Exploration expenses	(0.01)	(0.05)	(0.03)	(0.04)
General and administrative expenses (2)	(2.08)	(2.00)	(2.10)	(2.20)
Total adjusted cash operating costs	(10.64)	(10.62)	(11.10)	(11.08)
Adjusted cash operating margin	$22.62	$27.51	$24.91	$29.00
Margin (%)	68%	72%	69%	72%
Non-cash costs:
Depreciation, depletion and amortization	$(11.96)	$(12.30)	$(12.02)	$(12.62)
Asset retirement obligations accretion	(0.19)	(0.19)	(0.19)	(0.20)
Non-cash stock based compensation	(0.62)	(0.54)	(0.65)	(0.57)
Total non-cash costs	(12.77)	(13.03)	(12.86)	(13.39)
Operating income margin	$9.85	$14.48	$12.06	$15.61
Margin (%)	30%	38%	33%	39%
(1) Lease operating expenses exclude non-cash stock based compensation of $0.9 million, or $0.09 per boe, and $0.5 million, or $0.06 per boe, for the quarters ended December 31, 2025 and 2024, respectively, and $3.2 million, or $0.09 per boe, and $2.3 million, or $0.07 per boe for the years ended December 31, 2025 and 2024, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $5.0 million, or $0.53 per boe, and $4.0 million, or $0.47 per boe, for the quarters ended December 31, 2025 and 2024, respectively, and $20.3 million, or $0.56 per boe, and $16.4 million, or $0.50 per boe, for the years ended December 31, 2025 and 2024, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and is frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net cash provided by operating activities	$208,394	$222,627	$878,639	$920,850
Add back: net change in operating assets and liabilities	4,059	5,293	27,805	(1,504)
Cash flows from operations before net change in operating assets and liabilities	212,453	227,920	906,444	919,346
Additions to oil and natural gas properties	(118,973)	(134,794)	(469,477)	(486,729)
Changes in working capital associated with additions to oil and natural gas properties	(18,805)	(2,840)	(10,368)	(2,385)
Free cash flow	$74,675	$90,286	$426,599	$430,232

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Calculation of return on capital employed

The Company defines “Return on Capital Employed” or “ROCE” as operating income divided by average debt and equity for the period. Management believes that ROCE is useful to investors as a performance measure when comparing our profitability and the efficiency with which management has employed capital over time relative to other companies. Our presentation of ROCE may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating income (A)	$94,081	$124,067	$439,181	$511,988

Debt - beginning of period	393,064	394,793	392,513	392,839
Total equity - beginning of period	2,006,415	1,960,572	1,967,326	1,882,668
Capital employed - beginning of period	2,399,479	2,355,365	2,359,839	2,275,507

Debt - end of period	393,251	392,513	393,251	392,513
Total equity - end of period	1,999,173	1,967,326	1,999,173	1,967,326
Capital employed - end of period	2,392,424	2,359,839	2,392,424	2,359,839

Average capital employed (B)	$2,395,952	$2,357,602	$2,376,132	$2,317,673

Return on average capital employed (A/B)	3.9%	5.3%	18.5%	22.1%